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                            SCHEDULE 14C INFORMATION
             INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:

[ ] Preliminary Information Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X] Definitive Information Statement

                          KELLEY OIL & GAS CORPORATION
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules
     14c-5(g) and 0-11.

1) Title of each class of securities to which transaction applies: N/A
2) Aggregate number of securities to which transaction applies: N/A
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A
4) Proposed maximum aggregate value of transaction: N/A
5) Total fee paid: N/A

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid: N/A
     2) Form, Schedule or Registration Statement No.: N/A
     3) Filing party: N/A
     4) Date Filed: N/A
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                          KELLEY OIL & GAS CORPORATION

                             NOTICE OF ACTION TAKEN
                     BY WRITTEN CONSENT OF MAJORITY STOCKHOLDER

     The holder (the "Majority Shareholder") of a majority of the issued and outstanding voting stock of Kelley Oil & Gas Corporation ("we", "us" or the "Company"), has delivered to us at our principal place of business a written consent to action by the stockholders of the Company (the "Consent") consenting to an amendment (the "Amendment") to the Certificate of Incorporation of the Company.

     If a vote were taken on the approval of the Amendment at a duly called meeting of the Company's stockholders, holders of the Company's Common Stock, $.01 par value ("Common Stock"), and $2.625 Convertible Exchangeable Preferred Stock, $1.50 par value ("Convertible Preferred"), would be entitled to vote on the Amendment, and the Amendment would be approved on the vote of holders of a majority of the outstanding shares of Common Stock and Convertible Preferred, voting as a single class.

     The Majority Shareholder holds 72,144,048 shares of Common Stock out of a combined total of 127,755,863 shares of outstanding Common Stock and Convertible Preferred, representing approximately 56.5% of the outstanding voting stock of the Company.

     The Amendment will (i) change the name of the Company to Contour Energy Co., (ii) set the authorized capital stock of the Company at 22,000,000 shares, 20,000,000 of which are designated as Common Stock, par value $.10 per share ("New Common Stock"), and 2,000,000 of which are designated as preferred stock, par value $1.50 per share and (iii) effect a reverse stock split (the "Reverse Stock Split") pursuant to which each ten shares issued and outstanding immediately after the close of business on July 30, 1999 (the "Effective Time") will be combined and converted into a single share of New Common Stock, and each holder of a number of shares of Common Stock not evenly divisible by ten will receive for any remaining shares, in lieu of fractional shares, the right to receive an amount in cash per share equal to the closing price of the Common Stock on July 30, 1999 as reported by The Nasdaq Stock Market.

     This Information Statement is being sent to all stockholders of the Company as of the Record Date to inform you that the above action will be taken by the Company on July 30, 1999.

                                            By Order of the Board of Directors
                                            /s/ JOHN F. BOOKOUT
                                            John F. Bookout
                                            Chairman of the Board, President
                                            and Chief Executive Officer

Houston, Texas
July 6, 1999

                          KELLEY OIL & GAS CORPORATION
                              601 Jefferson Street
                                   Suite 1100
                              Houston, Texas 77002

                             INFORMATION STATEMENT

                       WE ARE NOT ASKING YOU FOR A PROXY
                  AND YOU ARE REQUESTED NOT TO SEND US A PROXY

     This Information Statement is furnished to you as a stockholder of Kelley Oil & Gas Corporation (the "Company") to advise you of the corporate actions described below that have been authorized by the written consent of a stockholder owning a majority of the outstanding voting stock of the Company.

     On June 18, 1999, the Board of Directors of the Company adopted a resolution setting forth the amendment attached hereto as Annex A (the "Amendment"), declaring its advisability, and directing that the Amendment be submitted to the stockholders of the Company for a vote. The Board of Directors fixed June 18, 1999, as the record date (the "Record Date") for determining the stockholders entitled to vote on the Amendment. On June 18, 1999, the holder (the "Majority Stockholder") as of the Record Date of 72,144,048 shares of the Company's Common Stock, par value $.01 per share ("Common Stock"), constituting a majority of the outstanding voting stock of the Company, executed and delivered to the Company its written consent to approve the Amendment.

     Pursuant to United States securities laws, the Amendment will not become effective earlier than twenty days after the Company has mailed this Information Statement to the holders of the Company's voting stock. The Company intends to file the Amendment with the Secretary of State of the State of Delaware, which filing will cause the Amendment to be effective after the close of business on July 30, 1999. However, the Board of Directors of the Company has retained the right, notwithstanding the authorization of the Amendment by the Majority Stockholder, to abandon the Amendment without further action by the stockholders of the Company at any time before the Amendment becomes effective if the Board of Directors determines in its discretion that the Amendment is not in the Company's best interests.

     This Information Statement is first being sent on or about July 6, 1999 to holders of record of the Company's voting stock as of the Record Date.

REASONS FOR AND EFFECTS OF THE AMENDMENT

     The Amendment will (i) change the name of the Company to Contour Energy Co., (ii) set the authorized capital stock of the Company at 22,000,000 shares, 20,000,000 of which are designated as Common Stock, par value $.10 per share ("New Common Stock"), and 2,000,000 of which are designated as preferred stock, par value $1.50 per share and (iii) effect a reverse stock split (the "Reverse Stock Split") pursuant to which each ten shares issued and outstanding immediately after the close of business on July 30, 1999 (the "Effective Time") will be combined and converted into a single share of New Common Stock, and each holder of a number of shares of Common Stock not evenly divisible by ten will receive for any remaining shares, in lieu of fractional shares, the right to receive an amount in cash per share equal to the closing price of the Common Stock on July 30, 1999 as reported by The Nasdaq Stock Market.

     The Company believes that the Amendment is in the best interests of the Company and the Company's stockholders. The per share price of the Common Stock as of the close of business on the Record Date, as reported by The Nasdaq Stock Market, Inc., was $0.625. The Company believes that the existing per share market price of the Common Stock may impair the acceptability of the Common Stock to some institutional investors and other members of the investing public, and that the New Common Stock may be more attractive to those investors if the per share market price were higher. Additionally, an increase in the per share trading price of the Common Stock is required for the Common Stock to meet the continued listing requirements set by The Nasdaq Stock Market, Inc. However, there can be no assurance that the Reverse Stock Split will, in itself, increase investor interest in the Common Stock.

     The Company also believes that a changing its name is appropriate. The name "Kelley Oil & Gas Corporation" was derived in part from the surname of an individual who has not been associated with the Company for several years.

     At the Effective Time, the Amendment will result in each ten shares of Common Stock held by a stockholder being converted into a single share of New Common Stock. The Company currently has approximately 126 million shares of Common Stock outstanding. The Amendment will reduce the number of shares outstanding to approximately 12.6 million. No fractional shares will be issued as a result of the Amendment. Any shareholder holding a number of shares of Common Stock not evenly divisible by ten will receive for the remainder of his shares cash per share equal to the closing per share of the Common Stock on July 30, 1999.

     The Reverse Stock Split will not affect the number of outstanding shares of the Company's $2.625 Convertible Exchangeable Preferred Stock, $1.50 par value ("Convertible Preferred"), but will increase by a factor of ten the price per share of Common Stock at which the Convertible Preferred may be converted into Common Stock, thereby effectively reducing the number of shares of Common Stock that may be received upon conversion of the Convertible Preferred.


     Tax Effect of Reverse Stock Split. The surrender of shares of Common Stock solely for shares of New Common Stock in the Reverse Stock Split should be a nontaxable transaction under the Internal Revenue Code of 1986, as amended (the "Code"). Consequently, neither the Company nor a holder of Common Stock should recognize gain or loss on the surrender of shares of Common Stock solely for shares of New Common Stock in the Reverse Stock Split. In addition, the aggregate tax basis of the shares of New Common Stock received by a holder of Common Stock in the Reverse Stock Split will be the same as the aggregate tax basis of the Common Stock surrendered therefor. For U.S. federal income tax purposes, the holding period of the shares of New Common Stock received by a holder of Common Stock in the Reverse Stock Split will include the holding period of the shares of the Common Stock surrendered therefor, provided that such shares of Common Stock are held as capital assets at the effective time of the Reverse Stock Split. The receipt of cash in lieu of a fractional share, however, should be a taxable transaction under the Code. The receipt of cash in lieu of a fractional share will be considered a redemption for U.S. federal tax purposes. Such redemption will qualify as either a distribution in full payment in exchange for the fractional share or a dividend distribution, depending upon the holder's individual circumstances. Whether such redemption constitutes an exchange or a dividend will be determined under the principles of section 302 of the Code, and each holder should consult his or her tax advisor regarding the application of section 302 to their particular circumstances. THE

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U.S. FEDERAL TAX CONSEQUENCES SUMMARIZED ABOVE ARE FOR GENERAL INFORMATION
PURPOSES ONLY. YOU SHOULD CONTACT YOUR TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES OF THE REVERSE STOCK SPLIT THAT MAY APPLY TO YOU, INCLUDING THE APPLICATION OF STATE INHERITANCE AND GIFT TAX LAWS AND OF OTHER STATE, LOCAL AND FOREIGN TAX LAWS.


     Exchange of Certificates. As soon as practicable after the Effective Time, the Company will instruct its transfer agent, which will act as exchange agent, to mail to each record holder of Common Stock immediately prior to the Effective Time a letter of transmittal and other information relating to exchanging certificates representing Common Stock for those representing New Common Stock and cash in lieu of fractional shares. YOU SHOULD NOT SURRENDER YOUR STOCK CERTIFICATES REPRESENTING COMMON STOCK FOR EXCHANGE BEFORE RECEIVING A LETTER OF TRANSMITTAL.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     As of the Record Date, approximately 126 million shares of Common Stock were outstanding, and approximately 1.7 million shares of Convertible Preferred were outstanding. Each share of Common Stock and each share of Convertible Preferred is entitled to one vote (voting as a single class) on all matters submitted to a vote by stockholders. The consent of the holders of a majority of the combined outstanding shares of Common Stock and Convertible Preferred was required to approve the Amendment. The following table sets forth information as of the Record Date, with respect to the Common Stock and Convertible Preferred beneficially owned, directly or indirectly, by persons known by the Company to own beneficially more than five percent of any class of its capital stock, each of the Company's directors, the Company's five most highly compensated executive officers during 1998 and by all of its current directors and executive officers as a group.

NAME OF                                                   COMMON     PERCENT    PREFERRED   PERCENT
BENEFICIAL OWNER                                          STOCK      OF CLASS     STOCK     OF CLASS
----------------                                        ----------   --------   ---------   --------
Contour Production Company L.L.C.(1)..................  72,144,048     57.2%         --       --
David C. Baggett(2)...................................          --       --          --       --
Thomas E. Baker(3)....................................          --       --          --       --
John F. Bookout(4)....................................   2,980,952      2.4          --       --
John J. Conklin, Jr. .................................      91,037     *             --       --
Ralph P. Davidson(5)..................................     154,862     *             --       --
Adam P. Godfrey(6)....................................          --       --          --       --
Dallas D. Laumbach(7).................................     987,500     *             --       --
Rick G. Lester........................................     125,000       --          --       --
William J. Murray(8)..................................      81,805     *          2,000       *
Ogden M. Phipps.......................................          --       --          --       --
Ward W. Woods(6)......................................          --       --          --       --
All current directors and executive officers as a
  group (8 persons)(9)................................   3,433,656      2.7       2,000       *

---------------

 *  Less than 1%.

(1) Contour's address is 630 Fifth Avenue, 39th Floor, New York, New York 10111. Bessemer Holdings, L.P. ("Bessemer") owns a majority of the membership interests in Contour. Based on a Statement on Schedule 13-D filed with the SEC, Contour and Bessemer are each deemed to beneficially own the shares of Common Stock held of record by Contour. Three other investment partnerships having the same general partner as Bessemer own the remaining interests in Contour and may be deemed to beneficially own the Common Stock held by Contour. Contour has agreed, subject to certain limitations, to vote for the election of Mr. Bookout as a director of the Company.

(2) Mr. Baggett left the Company in August 1998.

(3) Mr. Baker resigned as an employee of the Company in July 1998.

(4) Represents shares held directly as well as shares held by JFB Squared, Ltd. and Bevairohn, Ltd., partnerships controlled by Mr. Bookout.

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

(5) Includes 122,253 shares of Common Stock held by Mr. Davidson's wife and 609 shares of Common Stock held by his daughter.

(6) Excludes 72,144,048 shares of Common Stock held by Contour, in which Messrs. Godfrey and Woods have an indirect interest and as to which each of Messrs. Godfrey and Woods have disclaimed beneficial ownership.

(7) Includes unexercised options to purchase 57,500 shares. Mr. Laumbach left the Company effective June 15, 1999.

(8) Includes 2,000 shares of Convertible Preferred held in Mr. Murray's defined benefit pension plan.

(9) See notes 4, 5, 6 and 8.

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

                                                                         ANNEX A

                                AMENDMENT TO THE
                        CERTIFICATE OF INCORPORATION OF
                          KELLEY OIL & GAS CORPORATION

     The Certificate of Incorporation of Kelley Oil and Gas Corporation, a Delaware corporation, is hereby amended as follows:

     A. Article 1 is hereby amended in its entirety to read as follows:

          "1. Name. The name of the corporation is Contour Energy Co. (the "Corporation")."

     B. The first paragraph of Article 4 is hereby amended in its entirety to read as follows:

          "4. Number and Designation of Shares. The total number of shares of capital stock that the Corporation shall have authority to issue is 22,000,000 shares, which shall be divided into two classes as follows:
     20,000,000 shares of Common Stock, $.10 par value ("Common Stock"), and 2,000,000 shares of Preferred Stock, $1.50 par value ("Preferred Stock"). The powers, designations, preferences, rights and qualifications, limitations or restrictions on the Common Stock and the Preferred Stock are set forth below."

     C. A new paragraph "(d)" shall be added to the end of Article 4, which shall read in its entirety as follows:

          "(d) Effective immediately after the close of business on July 30, 1999 (the "Effective Time"), each ten shares of Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be changed and converted, without any action on the part of the holder thereof, into one share of Common Stock, and, in lieu of interests in a fraction of a share of Common Stock, each holder whose aggregate holdings of Common Stock immediately prior to the Effective Time amounted to a number of shares not evenly divisible by ten shall be entitled to receive for each such one-tenth fractional interest of a share of Common Stock, and at the Effective Time each such one-tenth fractional interest of a share of Common Stock shall automatically be changed and converted, without any action on the part of the holder thereof, into the right to receive, upon surrender of the stock certificate or certificates formerly representing shares of Common Stock, an amount in cash equal to $ * for each such one-tenth fractional interest of a share of Common Stock.

, where the figure identified by the asterisk ("*") shall be the closing price per share of the Common Stock on July 30, 1999, as reported by The Nasdaq Stock Market.

                                       A-1